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Consent of Independent Auditors

We consent to the use of our report dated April 23, 2026, with respect to the statutory financial statements of Mutual of America Life Insurance Company, included herein and to the reference to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information on Form N-4.

New York, New York

April 24, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.